1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI BOARD AUTHORIZES STOCK SPLIT; APPROVES NEW CAPITAL PROJECTS AT KANSAS CITY PLANT

        ATCHISON, Kan., June 3, 2004— The Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) yesterday approved a two-for-one split of the company’s common stock to be distributed in the form of additional shares of stock. The board also yesterday approved $5.5 million in capital improvement projects to expand production and packaging capabilities for pet and natural bio-based products manufactured at the company’s Kansas City, Kan., facility.

         In announcing the stock split, Cloud L. “Bud” Cray, board chairman, said the action was taken “to make the company’s stock more available and affordable to a broader base of stockholders.” He explained that shareholders of common stock will receive one additional share for each share of common stock held on the record date of June 30, 2004. Upon completion of the stock split, the company will have approximately 15,815,000 shares of common stock outstanding. Certificates for new shares resulting from the stock split are expected to be mailed to stockholders on July 15.

         The stock split is the second the company has had since going public in October, 1988, when shares were issued at $14 each. Since May 6, 2004, the daily closing price of the stock has consistently stayed above $30 per share, reaching a high of $45.10 per share on May 13.

         “The price of MGPI’s common stock has risen significantly in recent months, reflecting the company’s strengthened earnings from operations since the start of fiscal 2004 last July 1,” Cray said.

         “Our earnings performance thus far in fiscal 2004 has principally been driven by growth of our specialty ingredients, which mainly consist of specialty wheat proteins and starches that we sell to manufacturers of food, personal care and pet-related products,” said Ladd Seaberg, president and chief executive officer. “Included among these ingredients is MGPI’s unique line of protein- and starch-based resins, which are sold for use in the manufacture of edible pet chews and related pet treats. In the first nine months of the current fiscal year, sales of these resins grew by more than 100 percent over sales in the first nine months of the prior fiscal year.”

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ADD 1—MGPI BOARD AUTHORIZES

         Mike Trautschold, executive vice president of marketing and sales, called this increase an “important factor” in the company’s decision to pursue the new capital projects at the Kansas City facility. “These projects will enable us to continue to build on the growth we have realized in the pet product area and add new, state-of-the-art capabilities for producing and packaging environmentally-friendly bio-based products from our Poltytriticum® line of bio-based polymers,” he said. “The new equipment will not only strengthen our ability to serve customers with existing ingredients, but will also make it possible for us to offer additional products as well as provide finished retail packaging. In essence, our offerings will include some new types of finished goods for customers who want products that are ready to go directly into retail distribution.”

         The projects are expected to be completed by April, 2005. They follow a previously announced expansion project that was launched in a separate section of the Kansas City facility earlier this year. That project, which is slated for completion in September, 2004 at a cost of $4.5 million, is expected to approximately double production capacity for the company’s Wheatex® line of textured wheat proteins. Comprised of nine principal types and several variations of each, the Wheatex® line is sold for use in meat analogs, meat extension applications and grain-based food formulations, including reduced carbohydrate products.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of government or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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